Exhibit (a)(8)

News Release

Magma Announces Preliminary Q1 Results Expected to Exceed All Previous Guidance

SAN JOSE, Calif., August 6, 2009 – Magma® Design Automation Inc. (Nasdaq: LAVA), in anticipation of its presentation at the Canaccord Adams Global Growth Conference, today announced that preliminary results indicate the company exceeded all previously announced guidance for its fiscal 2010 first quarter, ended August 2, 2009. Preliminary results for the first quarter include:

•	REVENUE: Revenue is expected to be in the range of $28.6 million to $28.8 million, above the company’s guidance range of $27.5 million to $28.5 million.

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EPS: Net loss per share in accordance with generally accepted accounting principles (GAAP) is expected to be in the range of $(0.17) per share to $(0.16) per share, better than the company’s guidance range of a loss between $(0.20) per share and $(0.19) per share.

•	CASH FLOW: Cash flow generated from operations is expected to exceed $4.5 million.

The foregoing results are preliminary and may be subject to adjustments following final closing of financial results for the quarter and completion of the company’s independent auditor’s review. Magma will present at the Canaccord Adams Global Growth Conference on August 13, 2009 and release first quarter results after the close of Nasdaq trading on August 27, 2009.

Earnings Call

Magma management will discuss the financial results for the recently completed quarter, along with forward-looking guidance, during a live earnings call on August 27, 2009 at 2 p.m. PDT, available live by both webcast and telephone. To listen live via webcast visit the Investor Relations section of Magma’s website at http://investor.magma-da.com/medialist.cfm. To listen live via telephone, call either of the numbers below:

U.S. & Canada:	(877) 419-6597

Elsewhere:	(719) 325-4846

Following completion of the call, a webcast replay of the call will be available at http://investor.magma-da.com/medialist.cfm through Sept. 3, 2009. Those without Internet access may listen to a replay of the call by telephone until 11:59 p.m. PDT on Sept. 3 by calling:

U.S. & Canada:	(888) 203-1112, code #7649971

Elsewhere:	(719) 457-0820, code #7649971

About Magma

Magma’s electronic design automation (EDA) software is used to create complex, high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma products for IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization are recognized as embodying the best in semiconductor technology, providing the world’s top chip companies the “Fastest Path to Silicon.”TM Magma maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks and registered trademarks of their respective companies.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about Magma’s preliminary expectations with respect to its financial results for the first quarter ended August 2, 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to completion of the company’s customary quarterly accounting processes, including the review by its outside independent auditors. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K for the fiscal year ended May 3, 2009. Except as otherwise required by applicable law, Magma undertakes no obligation to update these forward-looking statements, which speak only as of the date hereof.

Contacts:

PRESS

Monica Marmie

Director, Marketing Communications

Magma Design Automation Inc.

(408) 565-7689

mmarmie@magma-da.com

INVESTORS

Milan G. Lazich

Vice President, Corporate Marketing

Magma Design Automation Inc.

(408) 565-7706

milan.lazich@magma-da.com